Exhibit 99.1

[COSI LOGO]
SIMPLY GOOD TASTE



FOR IMMEDIATE RELEASE
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                        Cosi Reports First Quarter Sales

DEERFIELD, Ill., April 19, 2007 - Cosi, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported that total revenues for the first quarter ended April 2, 2007 increased 8.3% to $32,090,701, compared to $29,644,963 in the first quarter ended April 3, 2006. Company-owned net restaurant revenues grew 7.5% to $31,658,351, compared to $29,457,697 in the previous year's quarter. Franchise fees and royalty revenues more than doubled to $432,350 for the quarter compared to $187,266 in the 2006 quarter.

William Koziel, Cosi's Chief Financial Officer, said, "Comparable restaurant sales in the first quarter of 2007, as measured for restaurants in operation for more than 15 months, decreased 2.4% compared to the first quarter of 2006. The comparable restaurant sales decline was the result of a combination of unusually severe weather during the quarter and a difficult comparison to our strong same-store sales performance of 5.3% in the first quarter of 2006, which was our strongest quarter of growth last year."

Additionally, Cosi reported that it expects a first quarter loss per share of approximately $(0.11) excluding the effect of stock-based compensation expense as a result of the lower than expected comparable sales performance and the effect of new restaurants that have not yet reached operational efficiency.

"The recent quarter over quarter restaurant environment was challenging," Koziel added. "However, we continue to focus on executing our key drivers of long-term success, which remain franchise recruitment and development, company-owned restaurant development and maintaining strong operating disciplines."

Cosi said that it opened three company-owned locations and six franchise locations during the quarter. At the end of the 2007 first quarter, Cosi operated 113 company-owned restaurants and 19 franchise locations. The company added that it currently has secured commitments from 33 franchise area developers for 378 Cosi restaurants excluding 20 locations already opened.

First Quarter 2007 Results Teleconference and Webcast Information

Cosi expects to report first quarter results after the market close on May 10, 2007, and host a teleconference and webcast at 5:00 p.m. Eastern Time on that day to discuss the Company's results for the quarter.

To participate in the teleconference, investors and analysts are invited to call 866-543-6403 in the U.S., or 617-213-8896 outside of the U.S., and reference participant code 23002910. The conference call will also be webcast simultaneously by accessing http://investors.getcosi.com/.

A replay will be available following the call until 12:00 AM ET on May 17, 2007. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 72197592.

About Cosi
Cosi ( http://www.getcosi.com ) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations- old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Cosi's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 113 company-owned and 20 franchise restaurants in sixteen states and the District of Columbia. The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Cosi menu features Cosi sandwiches, freshly tossed salads, Warm `N Cosi Melts(C), soups, Cosi bagels, pizzas, S'mores, snacks and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Cosi" and Warm `N Cosi Melts(C) are registered trademarks of Cosi, Inc. Copyright (C) 2007 Cosi, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

         Additional information is available on the company's website at http://www.getcosi.com in the investor relations section.


CONTACT:    Media                 Investors
            Brien Gately          William Koziel or Brien Gately
            (847)597-8950         (847) 597-8800


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